Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 8-K of REalloys, Inc. of our report dated May 11, 2026, with respect to our audit of the consolidated financial statements of REalloys, Inc. as of December 31, 2025 and for the year then ended, which report appears in such Form 8-K.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

May 11, 2026